Exhibit 99.6

SECURITIES PURCHASE AGREEMENT

BETWEEN

Rodobo International, Inc.

AND

Fortune Fame International Limited

DATED

 February 5, 2010

SECURITIES PURCHASE AGREEMENT

    This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the February 5, 2010 between, Rodobo International, Inc., a Nevada Company (the “Company”); and Fortune Fame International Limited, a company incorporated under laws of British Virgin Islands (“BVI I”) listed in Schedule I. The Company and BVI I are collectively referred to as the “Parties” and each of them as a “Party”. All capitalized terms not expressly defined herein shall have the meaning attributed to them in the Equity Transfer Agreements (as defined below).

RECITALS:

    WHEREAS, an Equity Transfer Agreement has been entered into, as of February 5, 2010, by and among Harbin Tengshun Technical Development Co,, Ltd. a wholly-owned subsidiary of the Company (“HTTD”), the shareholders of Hulunbeier Beixue Dairy Co., Ltd., a Chinese company (“HBDC”), Mr. Yanbin Wang, the CEO and Chairman of the Company (“Mr. Wang”), who owns 51% of the equity interest in HBDC and Mr. Honghai Zhang (“Mr. Zhang”), who owns 49% of the equity interest in HBDC (“HBDC Equity Transfer Agreement”), pursuant to which HBDC would merge with and into HTTD, with HTTD continuing as the surviving corporation (the “HBDC Acquisition”).

    WHEREAS, an Equity Transfer Agreement has been entered into, as of February 5, 2010, by and among HTTD, and the shareholder of Ewenkeqi Beixue Dairy Co., Ltd., a Chinese company (“EBDC”) , Mr. Wang, who owns 51% of the equity interest in HBDC, and Mr. Zhang, who owns 49% of the equity interest in HBDC (“EBDC Equity Transfer Agreement”), pursuant to which HBDC would merge with and into HTTD, with HTTD continuing as the surviving corporation (the “EBDC Acquisition”); and

    WHEREAS, an Equity Transfer Agreement has been entered into, as of February 5, 2010, by and among HTTD, the owner of Hulunbeier City Hai La Er District Beixue Dairy Factory, a Chinese company (“HHBD”), Mr. Zhang who owns 100% of the ownership interest in HHBD (“HHBD Equity Transfer Agreement”, together with HBDC Equity Transfer Agreement and EBDC Equity Transfer Agreement, collectively, the “Equity Transfer Agreements”), pursuant to which HHBD would merge with and into HTTD, with HTTD continuing as the surviving corporation (the “HHBD Acquisition”, together with HBDC Acquisition and EBDC Acquisition, collectively, the “Acquisitions”); and

    WHEREAS, on or prior to the date hereof, the Special Committee of the Board, which consists of Xiuzhen Qiao, Zhiqiang E, James Hu and Jie Li, all of whom are deemed as “Disinterested Directors”,  as such term is defined under the Nevada Revised Statutes, with the power and authority to review the proposed transactions and evaluate the fairness of such transactions, based on its review of the financial analysis and valuation reports presented by Beijing Haohai Tongfang Assets Appraisal Co., Ltd, dated as of February 4 and Greater China Appraisal Limited to the Board, dated as of February 4, 2010, has determined that the Equity Transfer Agreements and the transactions contemplated thereby, including the Acquisitions, are advisable and are fair to and in the best interests of the Company and the Company’s stockholders.

    NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

(a) Sale of Consideration Shares.  Upon the terms and subject to the conditions set forth herein, Equity Transfer Agreements and in accordance with applicable law, as the part of consideration of Acquisitions contemplated under Equity Transfer Agreements, the Company hereby agrees to allocate to BVI I, and BVI I agrees to accept, 6,300,000 shares of common stock, par value $0.0001 of the Company (the “Common Stock”) and 2,000,000 shares of series A preferred stock, par value $0.0001 of the Company (the “Series A Preferred Stock”). The 6,300,000 shares of Common Stock and 2,000,000 shares of Preferred Stock are hereinafter collectively, referred to as Consideration Shares.

(b) Representations and Warranties of BVI I.  BVI I hereby represents and warrants to the Company, which representations and warranties shall survive the Closing, the following:

(a)           BVI I has all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by BVI I in connection with or pursuant to this Agreement.  Upon execution and delivery by BVI I at the Closing, this Agreement is a legal, valid and binding agreement of BVI I, enforceable against BVI I in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)           BVI I is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”).

(c)           BVI I is receiving the Consideration Shares for its own account and not with a view to the distribution thereof, nor with any present intention of distributing the same, in violation of the Securities Act, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws, rules and regulations.  BVI I understands the Consideration Shares are being issued pursuant to an exemption from registration contained in the Securities Act based in part upon BVI I’s representations contained in this Agreement, including, without limitation, that BVI I is an “accredited investor” within the meaning of Regulation D under the Securities Act.  BVI I confirms it has received or has had full access to all of the Company’s publicly available documents, which are available on the SEC’s website at www.sec.gov, and the information it considers necessary or appropriate to make an informed investment decision with respect to the Consideration Shares under this Agreement.  In determining whether to make this investment, BVI I has relied solely on BVI I’s own knowledge and understanding of the Company and its business based upon BVI I’s own due diligence investigation and the information furnished pursuant to this paragraph.  BVI I understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and BVI I has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or its prospects.

(d)           BVI I has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.  BVI I must bear the economic risk of this investment until the Consideration Shares are sold pursuant to:  (i) an effective registration statement under the Securities Act; or (ii) an exemption from registration is available with respect to such sale.  BVI I is able to bear the economic risks of an investment in the Consideration Shares and to afford a complete loss of BVI I’s investment in the Consideration Shares.

(e)           BVI I is aware that the Consideration Shares and any underlying securities will bear substantially the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH OR UNDER EXEMPTION FROM ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION THEREFROM.”

(f)           The execution, delivery and performance of this Agreement by BVI I will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under, any charter provision or bylaw or under any material agreement, to which BVI I is a party or by which BVI I is in any way bound or obligated.

(g)           BVI I has carefully considered and has discussed with the BVI I’s professional legal, tax, accounting and financial advisors, to the extent the BVI I has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the BVI I’s particular federal, state, local and foreign tax and financial situation and has determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the BVI I.  BVI I relies solely on such advisors and not on any statements or representations of the Company, the Company or any of its agents.  BVI I understands that BVI I (and not the Company) shall be responsible for BVI I’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(h)           No governmental, administrative or other third party consents or approvals are required, necessary or appropriate on the part of BVI I in connection with the transactions contemplated by this Agreement.

(i)           BVI I agrees it will not disclose, and will not include in any public announcement, the name of the Company or the Company, unless expressly agreed to by the Company or unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

(c) Closing.

(a)     Time; Place; Outcome. The Closing of the transactions contemplated by this Agreement, unless expressly determined herein, shall be held at the offices of the Company in China, at 4:00 P.M.  Beijing time, on February 5, 2010 (the “Closing Date”) or on such other date and at such other place as may be mutually agreed by the parties, including closing by facsimile with originals to follow.

    (b)     Conditions Precedent to BVI I’s Obligations.  The obligations of the BVI I at the Closing shall be subject to the satisfaction on or prior to the Closing of the following conditions precedent, any one or more of which may be waived by the BVI I:

    (i)           Performance.  The Company shall have performed and complied with all agreements and conditions contained herein or in other ancillary documents incident to the transactions contemplated by this Agreement and Equity Transfer Agreements required to be performed or complied with by them prior to or at the Closing.

    (ii)          Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be presented and delivered to the BVI I, shall be satisfactory in substance and form to the BVI I or his counsel, and the BVI I or his counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

    (iii)         Performance.  The Company shall have obtained in a timely fashion any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the transaction.

  (c)      Conditions Precedent to the Company’ Obligations.  The obligations of the Company at Closing shall be subject to the satisfaction, on or prior to the Closing, of the following conditions precedent, any one or more of which may be waived by the Company.

(i)           Representations and Warranties.  The representations of and warranties by the BVI I in Section (b) hereof shall be true and accurate on and as of the Closing.

(ii)         Performance.  The BVI I shall have performed and complied with all agreements and conditions contained herein or in other ancillary documents incident to the transactions contemplated by this Agreement and Equity Transfer Agreements required to be performed or complied with by him prior to or at the Closing.

(iii)        Consents; Authorizations.  The BVI I shall have secured all permits, consents and authorizations, if any, that shall be necessary or required lawfully to consummate this Agreement.

(iv)        Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory in substance and form to the Company or their counsel, and the Company or their counsel shall have received all such counterpart originals (or certified or other copies) of such documents as they may reasonably request.

(d)  Further Assurances. The Company and BVI I shall, upon request, on or after the Closing Date, cooperate with each other (specifically, the Company shall cooperate with the Investors, and each Investor shall cooperate with the Company) by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

(d) Miscellaneous.

(a)  Entire Agreement.  This Agreement (together with the Schedule, Exhibits, Warrants and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

(b)  Notices.  All notices or other documents under this Agreement shall be in writing and delivered in person or mailed by certified mail, postage prepaid, addressed to the Parties at the addresses indicated on signature page hereof, or to any new address designated in like manner by any party hereto

(c)  Waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

(d)  Survival of Agreements.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(e)  Events of Termination.  Anything herein or elsewhere to contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the transfer of the Consideration Shares by mutual written consent of the Parties.

(f)  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the British Virgin Islands, without giving effect to applicable principles of conflicts of law.

(g)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(h)  Binding Effect. All the terms and provisions of this Agreement whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

(i)  Dispute Resolution. In the event of any dispute, claim or difference (the “Dispute”) between any Parties arising out of or in connection with this Agreement, the Dispute shall be resolved in accordance with the following:

    (i) Negotiation between Parties; Mediations.  The Parties agree to negotiate in good faith to resolve any Dispute.  If the negotiations do not resolve the Dispute to the reasonable satisfaction of all parties within thirty (30) days, subsection (b) below shall apply.

    (ii) Arbitration.  In the event the Parties are unable to settle a Dispute in accordance with subsection (a) above, such Dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection. The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules.  The language of the arbitration shall be English.

    (iii) Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of Parties and their respective successors and assigns.

(j)  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto.

(k)   Headings.  The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

 [SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have as of the date first written above executed this Agreement.

THE COMPANY:

Rodobo International, Inc.

By: /s/_ Yanbin Wang ___
      Yanbin Wang
Chief Executive Officer

Address: ______________________

BVI I

Fortune Fame International Limited

By: /s/ Yanbin Wang
      Yanbin Wang
      Sole Director

Address: ______________________